Exhibit 10.1

CHAIRMANSHIP AND ADVISORY AGREEMENT

This CHAIRMANSHIP AND ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of March 3, 2020 (the “Effective Date”), by and between Griffin Industrial Realty, Inc. (the “Company”), and Gordon  DuGan (“Chairman”). The Company and Chairman may be referred to herein individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, the Company desires to retain Chairman to provide services as the Chairman of the Board of Directors of the Company (the “Board”) as well as certain consulting services, each as described below, and Chairman desires to render such services to the Company upon and subject to the terms and conditions set forth in this Agreement.

NOW,  THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.

Term.  The term of Chairman’s service under this Agreement (the “Term”) shall commence on March 3, 2020 (the “Commencement Date”) and continue through the date on which Chairman ceases to serve as the Chairman of the Board, whether due to removal, failure to be elected, resignation, expiration of his term as a member of the Board at any annual shareholders meeting (an “Annual Meeting”) at which he was not nominated for re-election, or otherwise.

2.	Services. During the Term:
a.

Board Services.  Chairman shall serve as Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of the Company.  As the Chairman of the Board, Chairman shall, in a manner consistent with applicable legal and corporate governance standards: (i) regularly attend and preside at Board meetings, (ii) chair the Annual Meeting, (iii) serve on such committees of the Board to which he may be appointed by the Board, and (iv) perform such other duties as are consistent with Chairman’s position as Chairman of the Board.  The services described in this Section 2(a) are herein referred to as “Board Services”.

b.

Advisory Services.  In addition to the Board Services, Chairman shall serve as a non-employee advisor to the Company. As such an advisor, Chairman shall (i) advise the Company and its executive team members on growth strategy, including identifying markets, opportunities and strategic acquisitions, mergers, joint ventures, divestitures and similar transactions, corporate development, business development and marketing, (ii) assist in recruitment of key personnel, (iii) assist and support capital raising, and (iv) provide general management advice as may be reasonably requested by the Company’s Chief Executive Officer. The services described in this Section 2(b) are herein referred to as “Advisory Services” and, together with the Board Services, the “Services”.   Chairman agrees to devote his best efforts at a level commensurate with market and professional standards and practice to provide the Advisory Services to the Company at such times and in such manner (whether in person or telephonically) as may be reasonably requested by the Company and, at all times in compliance with all applicable law and policies and procedures of the Company and its subsidiaries.
3.	Compensation.
a.

Board Compensation.  In consideration for the Board Services during the Term, Chairman shall be entitled to cash and equity compensation, if any, consistent with other members of the Board (as may be amended from time to time), subject to (i)  any adjustments for his services as the Chairman of the Board and/or a chairperson or member of any committee(s) of the Board and (ii) Section 3(b).

b.	Advisor Compensation. In consideration for the Advisor Services during the Term, Chairman shall receive the following:
i.

A non-qualified stock option to purchase 48,000 shares of common stock of the Company, par value $0.01 (“Common Stock”) pursuant to the Griffin Land & Nurseries, Inc. 2009 Stock Option Plan, as amended (the “2009 Plan”), on the second business day following the Commencement Date (the “Initial Advisor Option”).  The Initial Advisor Option shall vest in three equal installments on the third, fourth and fifth anniversaries of the Commencement Date, subject to Chairman’s continued provision of the Advisory Services in accordance with Section 2(b) through the applicable vesting date, and shall be subject to the additional terms and conditions of a stock option agreement in the form determined appropriate by the Board and the 2009 Plan; and

ii.

A non-qualified stock option to purchase 52,000 shares of Common Stock pursuant to the Griffin Industrial Realty, Inc. 2020 Incentive Award Plan (the “2020 Plan”), on the second business day following the Commencement Date (the “Supplemental Advisor Option”). The Supplemental Advisor Option shall vest in three equal installments on the third, fourth and fifth anniversaries of the Commencement Date, subject to Chairman’s continued provision of the Advisory Services in accordance with Section 2(b) through the applicable vesting date, and shall be subject to the additional terms and conditions of a stock option agreement in the form determined appropriate by the Board and 2020 Plan.  Notwithstanding the foregoing, the Supplemental Advisor Option shall be contingent on approval of the 2020 Plan by the Company’s stockholders at the Annual Meeting occurring in 2020 and, to the extent such approval is not obtained at such Annual Meeting, the Supplemental Advisor Option shall be immediately cancelled for no consideration; provided that, to the extent the Supplemental Advisor Option is so cancelled, the Company shall grant Chairman a non-qualified stock option to purchase 50,000 shares of Common Stock pursuant to the 2009 Plan on the on the first business day of the first open trading window under the Company’s insider trading policy occurring in the fiscal year commencing after the Effective Date (the “Replacement Advisor Option”); provided,  further, that, to the extent Chairman receives the Replacement Advisor Option, he will not be entitled to any equity award in respect of his Board Services under Section 5.6(a)(ii) of the 2009 Plan or otherwise in the fiscal year in which the Replacement Advisor Option is granted.

1.

Equity Purchase.  Subject to approval by the Board or a committee thereof, Chairman shall, on the fourth business day following the Commencement Date, purchase shares of Common Stock, with a fair market value (based on the arithmetic mean of the high and low trading prices for a share of

Common Stock on the second business day following the Commencement Date) on the date of purchase equal to up to an aggregate of $2,500,000 (rounded down to the nearest share).
2.

Independent Contractor.  The Parties understand and agree that Chairman is an independent contractor and not an employee or agent of the Company. Chairman agrees to furnish all materials necessary to accomplish the Services and assumes all of the risk for Chairman’s own profit or loss with respect to the Services provided hereunder. Chairman acknowledges and agrees that the Company shall not direct or control Chairman with respect to the manner in which the Services are provided.  Chairman represents that Chairman is not economically dependent upon the Company in any way with respect to the compensation payable hereunder. Chairman acknowledges and agrees that Chairman is obligated to report as income all compensation received by Chairman pursuant to this Agreement, and Chairman agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Chairman acknowledges and agrees and it is the intent of the parties hereto that during the Term Chairman receive no Company-sponsored benefits from the Company either as a Chairman of the Board or non-employee advisor.

3.	Confidentiality.
a.

Definition of Confidential Information. “Confidential Information” as used in this Agreement, shall mean any and all non-public, confidential and/or proprietary information furnished or disclosed, on or after the date hereof, to Chairman by the Company or on the Company’s behalf, whether such information is written, oral or graphic, and whether included in any analyses, compilations, studies, reports, or other documents or presentations, including but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems, and contractual terms. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that (i) is or becomes generally known or available to the public through no breach hereof by Chairman; (ii) was lawfully obtained by Chairman other than from the Company; (iii) was independently developed by or for Chairman, or acquired by Chairman, without any use of or reference to such Confidential Information; or (iv) was obtained by, or available to, from a third party which was not bound by any confidentiality obligation to Company or any of its subsidiaries which would prohibit such third party from disclosing such information to Chairman.

b.

Confidentiality Obligation. Except to the extent set forth in a written consent to disclosure of Confidential Information from the Board, Chairman shall consider the Confidential Information received from the Company confidential and proprietary, shall take all reasonable actions to protect and maintain the confidentiality of such Confidential Information, and shall protect such Confidential Information from disclosure in any form whatsoever.  Such actions shall include, without limitation, not discussing the Confidential Information with any present or past stockholder or employee of the Company who is not subject to an agreement with the Company in the same form as this Agreement without the prior written consent of the Board; provided,  however, that the parties agree that, so long as Chairman is a member of the Board, he shall be entitled to discuss Confidential Information with present employees of the Company to the extent necessary in the performance of Services.

c.	Return of Confidential Information. Following receipt of a written request from the Board, Chairman shall deliver to the Company (or, if requested by the Board, destroy) any and all copies of the Confidential Information in Chairman possession, and Chairman shall certify in writing to its compliance with this Section 6(c).
d.

Disclosure of Confidential Information.  In the event that Chairman is compelled, requested or required (orally or in writing) by a regulatory authority, law, regulation, oral questions, requests for information or documents, interrogatories, subpoena, court order, deposition, administrative proceeding, inspection, audit, civil investigative demand, formal or informal investigation by any government authority or agency or other similar legal process to disclose any Confidential Information, Chairman shall provide to the Company in writing prompt notice (if legally permissible and practicable) of any such request or requirement so that the Company may, at its own cost, intervene and seek an appropriate protective order or waive certain of Chairman’s obligations under this Agreement.  Failing the entry of a protective order or the receipt of a waiver hereunder, if Chairman, on the advice of its counsel, is required or compelled to disclose Confidential Information, the Parties agree that Chairman may disclose that portion of Confidential Information that, on the advice of Chairman’s counsel, Chairman is required or compelled to disclose.  In any event, Chairman shall reasonably cooperate with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

e.

Defend Trade Secrets Act Notice of Immunity Rights. Chairman acknowledges that the Company has provided Chairman with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Chairman shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Chairman files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Chairman may disclose the Confidential Information to Chairman’s attorney and use the Confidential Information in the court proceeding, if Chairman files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

4.

Restrictive Covenants. Chairman agrees to fully comply with the covenants set forth in this Section 7 (the “Restrictive Covenants”). Chairman further acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including the Confidential Information and the Company’s goodwill.

a.

Non-Competition. During the period of engagement with the Company, Chairman will not, without the prior written consent of the Board,  directly or indirectly, for Chairman’s own benefit or for the benefit of any other individual or entity (other than the Company)  in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise),  (i) operate, conduct,  engage or participate in or render services to (or prepare (or assist any other person or entity to prepare) to operate, conduct, or engage or participate in) any Business; or (ii) own, finance, assist in raising capital for, or invest in (except as the holder of not more than three percent (3%) of the outstanding stock of a publicly-held company) any Business, in each case (i) or (ii), in the Restricted Territory.

b.

Non-Solicitation of Company Customer. During the period of engagement with the Company and for a period of twelve months immediately following the termination of such engagement (the “Non-Solicit Period”),  Chairman will not, directly or indirectly, for his own benefit or for the benefit of any other individual or entity: (i) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (ii) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company’s relationships with any Company Customer.

c.

Non-Solicitation of Employees.  During the Non-Solicit Period, Chairman will not, directly or indirectly, for Chairman’s own benefit or for the benefit of any other individual or entity: (i) employ or engage any Company Personnel in any capacity (whether as an employee, contractor, consultant, or otherwise); (ii) solicit or attempt to solicit for employment or engagement any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment or engagement with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Chairman may publish without targeting any Company Personnel shall not be considered a violation of this Section 7(c).

d.

Permitted Activities.  Notwithstanding anything to the contrary in this Section 7 (but subject to compliance with Section 6), Chairman’s continued services to third parties described on Schedule A hereto at the same level as currently provided and in the same lines of business and geographic scope as such third parties currently engage shall not constitute a breach of this Section 7.

e.

Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

f.	Definitions. As used in the Restrictive Covenants:
i.

“Business”  means any business or part thereof that engages in the acquisition, development, management, marketing or disposition of industrial/warehouse/flex real estate, including land suitable for development of industrial/warehouse property.

ii.

“Company Customer” means any individual or entity who (A) is, or was at any time during the one-year period prior to the termination of Chairman’s engagement with the Company, a supplier, lessee, tenant, property manager, developer, vendor or other business relation of the Company of with whom Chairman had material  business contact or about whom Chairman obtained confidential or proprietary information at any time during his engagement with the Company, or (B) is a prospective supplier, lessee, tenant, property manager, developer, vendor or other business relation of the Company with whom Chairman had material business contact, or about whom Chairman obtained confidential or proprietary information as part of a solicitation of business on behalf of the Company at any time during the one-year period prior to termination of his engagement with the Company.

iii.

“Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to Chairman’s solicitation or other activity prohibited by Section 7(c), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company and either (A) was a member of senior management of the Company or (B) had material contact with Chairman during his engagement with the Company.

iv.

“Restricted Territory” means (A) Connecticut, Massachusetts, North Carolina, Pennsylvania and Florida (and each city, county and locality therein), and (B) each other city, county, locality, state, territory and country in which the Company is engaged in or has taken active steps to engage in the Business as of the termination of Chairman’s engagement with the Company.

5.

No Conflicting Obligation. Chairman represents that Chairman’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Chairman in confidence or in trust prior to the date of this Agreement.  Chairman hereby agrees not to enter into any agreement that conflicts with this Agreement or inhibits Chairman’s ability to provide Services hereunder.

6.

No Improper Use of Materials.  Chairman agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Chairman, or any materials or documents obtained by Chairman from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Chairman has authorization from such third party for the possession and unrestricted use of such materials.  Chairman understands that Chairman is not to breach any obligation of confidentiality that Chairman has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

7.

Term and Termination. This Agreement, and Chairman’s Services hereunder, shall commence on the Commencement Date and terminate at the end of the Term.  Chairman hereby acknowledges and agrees that, unless otherwise determined by the Board, he hereby resigns from any and all positions at the Company and its subsidiaries, including as a member of the Board, effective as of the end of the Term, without any further action by any Party hereto.  Notwithstanding the foregoing, the obligations set forth in Sections 6 and 7 will survive any termination or expiration of this Agreement.

8.

Assignment.  The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Chairman’s Services, Chairman may not assign or delegate Chairman’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means, or to any affiliate of the Company.  Any assignment not in accordance with this Section 11 shall be void.

9.

Legal and Equitable Remedies.  Because Chairman’s Services are personal and unique and because Chairman may have access to and become acquainted with the Confidential Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief (without requirement to post a bond or other security)

without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
10.

Governing Law; Severability.  This Agreement will be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York and without giving effect to conflict of laws principles.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

11.

Complete Understanding; Modification.  This Agreement, and the other agreements mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.  The Parties agree that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

12.	Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

COMPANY

/s/Michael Gamzon
By: Michael Gamzon

Its: President and CEO

CHAIRMAN

/s/Gordon DuGan

Gordon DuGan

SCHEDULE A

•	Co-Founder and Executive Chairman of Blackbrook Capital
•	Executive Chairman of GreenAcreage Real Estate Corp.